Exhibit 10.14

PETROLEUM AGREEMENT

REGARDING

THE EXPLORATION FOR AND EXPLOITATION OF HYDROCARBONS

AMONG

OFFICE NATIONAL DES HYDROCARBURES ET DES MINES

“ONHYM”

ACTING ON BEHALF OF THE KINGDOM OF MOROCCO

AND

KOSMOS ENERGY DEEPWATER MOROCCO

“KOSMOS”

AND

PATHFINDER HYDROCARBON VENTURES LIMITED

“PHVL”

IN THE AREA OF INTEREST NAMED

“FOUM ASSAKA OFFSHORE”

THIS PETROLEUM AGREEMENT IS CONCLUDED

AMONG,

The OFFICE NATIONAL DES HYDROCARBURES ET DES MINES, a public Moroccan establishment instituted by law n° 33-01 promulgated by dahir n°1-03-203 on the date of 16 Ramadan 1424 (November 11th, 2003) and implemented by decree n°2-04-372 on the date of 16 Kaada 1425 (December 29th, 2004), whose headquarter is at 5, Moulay Hassan Avenue  B.P 99 - RABAT -  MOROCCO, (hereinafter called “ONHYM”), acting on behalf of the Kingdom of Morocco (hereinafter called “the STATE”), herein represented by its General Director, Mme. Amina BENKHADRA;

AND

KOSMOS ENERGY DEEPWATER MOROCCO, a Cayman Islands company, whose office is at 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (hereinafter called “KOSMOS”), herein represented by its Vice President, Mr. Joseph Matthews;

AND

PATHFINDER HYDROCARBON VENTURES LIMITED, a company incorporated under the laws of Jersey (Company Registration Number 97888), whose registered office is at, Channel House, Green Street, St. Helier, Jersey JE2 4UH, British Channel Islands, (hereinafter called “PHVL”), herein represented by its Chief Executive Officer, Mr. Paul GRIFFITHS ;

ONHYM, KOSMOS and PHVL will be hereinafter together called “the Parties” or individually the “Party”.

KOSMOS and PHVL will Collectively be hereinafter together called the “Contractor Group”.

TABLE OF CONTENTS —

PREAMBLE		5

PART I

SCOPE AND DURATION OF THE PETROLEUM AGREEMENT

ARTICLE 1	SCOPE OF THE PETROLEUM AGREEMENT	7
ARTICLE 2	DURATION AND TERMINATION OF THE PETROLEUM AGREEMENT	8

PART II

EXPLORATION PERMITS AND WORK

ARTICLE 3	EXPLORATION PERMITS	10
ARTICLE 4	EXPLORATION WORK	12

PART III

EXPLOITATION CONCESSION(S)

ARTICLE 5	HYDROCARBON EXPLOITATION	18
ARTICLE 6	MARKET PRICE	20

PART IV

THE PARTIES’ OBLIGATIONS

ARTICLE 7	APPLICABLE LAW	24
ARTICLE 8	ADMINISTRATION CONTROL	25
ARTICLE 9	PROFESSIONAL TRAINING	26
ARTICLE 10	SAFETY AND ENVIRONMENT	27

PART V

FISCAL PROVISIONS

ARTICLE 11	ANNUAL ROYALTY	29
ARTICLE 12	CORPORATE INCOME TAX	31
ARTICLE 13	CUSTOMS	32
ARTICLE 14	FOREIGN EXCHANGE AND OTHER FISCAL PROVISIONS	33
ARTICLE 15	BONUSES	34
ARTICLE 16	STABILITY	35

PREAMBLE

Whereas, the law n°21-90, enacted by Dahir n°1-91-118 of 27 Ramadan 1412 (April 1st, 1992) as amended by the law n°27-99, enacted by Dahir n°1-99-340 of 9 Kaada 1420 (February 15th, 2000), hereinafter together called the “Law”, regulates the exploration for and the exploitation of Hydrocarbon deposits in Morocco. The Law is implemented by the Decree n° 2-93-786 of 18 Joumada I 1414 (November 3rd, 1993), which was amended by the Decree n° 2-99-210 of 9 Hija 1420 (March 16th, 2000), hereinafter together called the “Decree”. The Law and the Decree are hereinafter together called “the Hydrocarbon Code”;

Whereas, section 5 of the decree n° 2-04-372 of 16 Kaada 1425 (December 29th, 2004) implementing the law n° 33-01 instituting the OFFICE NATIONAL DES HYDROCARBURES ET DES MINES “ONHYM”, which stipulates that ONHYM is empowered to exercise on behalf of the State the duties listed in Section 71 of the Law; and

Whereas KOSMOS and PHVL are willing to undertake their obligations under this Agreement on a joint and several basis, excluding, however, any  liabilities for taxes due for which the Parties shall be responsible on an individual basis;

Taking into account the joint willingness of the Parties to undertake and achieve the exploration for and the exploitation of Hydrocarbon deposits within the Area of Interest as specified in Article 3 and described in Appendix II of this Agreement;

NOW THEREFORE, THE FOLLOWING HAS BEEN AGREED UPON AND RESOLVED:

PART   I

SCOPE AND DURATION OF THE

PETROLEUM AGREEMENT

ARTICLE I

SCOPE OF THE PETROLEUM AGREEMENT

The purpose of this Agreement (of which the Appendices form part) is to specify the rights and obligations of the Parties resulting from the Exploration Permits and any Exploitation Concession which might derive there from.

Definitions of various words, terms and phrases used in this Agreement are set forth in Appendix I of this Agreement.

ARTICLE 2

DURATION AND TERMINATION OF THE PETROLEUM AGREEMENT

This Agreement shall become effective in accordance with the provisions set forth in Article 25 and shall terminate in the following instances:

a)            If there is no Commercial Discovery of Hydrocarbons during the period of validity of any of the Exploration Permits referred to in Article 3;

b)             Upon expiration of the last producing Exploitation Concession obtained pursuant to Article 5, or upon final abandonment of the exploitation of all Hydrocarbon deposits therein, occurring prior to the expiration of such Exploitation Concession;

c)              If Contractor Group elects to abandon entirely its entire collective Percentage Interest in the Exploration Permits and in the Exploitation Concession(s) in accordance with the Hydrocarbon Code and this Agreement; or

d)             If the forfeiture of all of the Exploration Permits and/or all Exploitation Concessions obtained is pronounced in accordance with the Hydrocarbon Code.

PART II

EXPLORATION PERMITS AND WORK

ARTICLE 3

EXPLORATION PERMITS

3.1                               (a)                                 According to the Hydrocarbon Code, ONHYM, KOSMOS and PHVL have filed jointly with the appropriate department of the Ministry in charge of Energy the applications for the Exploration Permits named “FOUM ASSAKA OFFSHORE I”, “FOUM ASSAKA OFFSHORE II”, “FOUM ASSAKA OFFSHORE III” and “FOUM ASSAKA OFFSHORE IV” more particularly described in Appendix II to this Agreement and which constitute the Area of Interest named “FOUM ASSAKA OFFSHORE”.

(b)                                 In accordance with the second paragraph of Section 4 of the Law, the Parties agree that their respective Percentage Interests in the Exploration Permits to be granted to them by the Minister in charge of Energy shall be:

KOSMOS	37.5%

PHVL	37.5%

ONHYM	25%

3.2                               Each Exploration Permit is specified by its geographic co-ordinates in Appendix II to this Agreement.

The Exploration Permits together cover an initial area of approximately 6473.1 km².

3.3                               Each of the Exploration Permits shall have an overall duration of eight (8) years comprising:

(a)                                 an Initial Period of Two and half (2.5) years;

(b)                                 a First  Extension Period of Two and half (2.5) years;

(c)                                  a Second Extension Period of Three (3) years; and,

(d)                                 notwithstanding the terms of this Article 3.3, when Hydrocarbons are discovered during the last year of validity of the Second Extension Period of the Exploration Permits, the Parties shall have the right to apply jointly for the exceptional period as mentioned in Section 24 of the Law.

3.4                               Applications for the extension of the Exploration Permits as well as the reduction in surface areas will be made in accordance with Sections 22 and 24 of the Law, and with Sections 10, 14, 15 and 16 of the Decree and Article 4.2 of this Agreement.

3.5                               The partial or total abandonment of any of the Exploration Permits will be effected according to the Hydrocarbon Code.

ARTICLE 4

EXPLORATION WORK

4.1                               Exploration Work shall mean all exploration and appraisal studies and operations in order to establish the existence of Hydrocarbons in commercially exploitable quantities, conducted in or in relation to the Area of Interest, either within the Exploration Permits or the Exploitation Concession(s), whether these activities are carried out within or outside Morocco.

Exploration Work includes but is not limited to the following:

•                            hydrographic, geodesic, meteorological and topographic studies and surveys, if these operations are necessary for the Exploration Work and, in the case of appraisal, operations to determine the limits and the productive capacity of a Hydrocarbon deposit in order to help in making a decision whether or not to develop such Hydrocarbon deposit;

•                            geological and geophysical studies and surveys;

•                            studies and surveys aimed at determining the locations of Exploration Wells and Appraisal Wells;

•                            drilling operations regarding Exploration Wells and Appraisal Wells; and

•                            tests and studies for the evaluation of reservoirs.

4.2                               During the validity period of the Exploration Permits, Contractor Group agrees to perform the following Minimum Exploration Work Programmes and to devote sufficient funding thereto under the conditions and schedule set forth below:

4.2.1                     Initial Period of two and a half (2.5) years,

(a)                                 Contractor Group commits, during the Initial Period to carry out the following Minimum Exploration Work Program:

1)                                     Post mortem study

•  Post mortem study of the previous wells drilled in the area;

•  Post mortem study of acquisition and processing parameters of the available 3D seismic in the Area of Interest.

2)                                     Update the geological model

•  Hinterland and basinal reservoir rock relation

3)                                     Acquisition, processing and interpretation of 500 sq. km. of 3D Seismic;

4)                                     Reinterpretation of available 2D and 3D seismic data;

5)                                     Geochemical and basin modeling studies;

6)                                     Post processing seismic special studies on defined Prospects/Leads

•  Seismic inversion

•  AVO studies

7)                                     Risk analysis and prospect ranking;

8)                                     Economic evaluation.

The estimated cost of such Minimum Exploration Work Program is four million US Dollars (US $ 4,000,000).

(b)                                 After having completed the Minimum Exploration Work Program referred to in paragraph (a) above or subject to making the payment required in respect thereof pursuant to Articles 4.2.4 and 4.2.6 Contractor Group shall notify ONHYM of its intention to abandon all its interest in the Exploration Permits, or of its intention to enter into the First Extension Period.

4.2.2                     (a)                                 If Contractor Group decides, pursuant to Section 15 of the Decree, to enter into the First Extension Period of two and half (2.5) years duration from the end of the Initial Period, Contractor Group will be committed to carry out the following Minimum Exploration Work Program:

1)                                     Well planning;

2)                                     Drilling of an exploration well to the Lower Cretaceous or to a minimum depth of two thousand and five hundred (2500) meters below seabed, whichever is penetrated first.

The estimated cost of such Minimum Exploration Work Program is forty million US Dollars (US$ 40,000,000).

(b)                                 After having completed the Minimum Exploration Work Program referred to in paragraph (a) above, or subject to making the payment required in respect thereof pursuant to Articles 4.2.4. and 4.2.6, Contractor Group shall notify ONHYM of its intention to abandon all its interest in the Exploration Permits, or of its intention to enter into the Second Extension Period.

4.2.3                     (a)                                 If Contractor Group decides, pursuant to Section 15 of the Decree, to enter into the Second Extension Period of three (3) years duration from the end of the First Extension Period, Contractor Group will be committed to carry out the following Minimum Exploration Work Program:

1)                                     Post mortem study of the exploration well drilled during the First Extension Period;

2)                                     Special recalibration of available 3D seismic according to the well results;

3)                                     Drilling of an exploration well to the Lower Cretaceous or to a minimum depth of two thousand and five hundred (2500) meters below seabed, whichever is penetrated first.

The estimated cost of such Minimum Exploration Work Program is forty million US Dollars (US$ 40,000,000)

(b)                                 After having completed the Minimum Exploration Work Program referred to in paragraph (a) above, or subject to making the payment requested in respect thereof pursuant to Articles 4.2.4 and 4.2.6, Contractor Group shall notify ONHYM of its intention to abandon all  its interest in the Exploration Permits.

4.2.4                    Operator shall provide ONHYM with irrevocable Bank Guarantees acceptable to ONHYM in order to secure the completion of the Minimum Exploration Work Programs set out in Articles 4.2.1, 4.2.2 and 4.2.3 as follows:

(a)                                 No later than the date of signature of this Agreement, Operator shall provide a Bank Guarantee in the amount of two million US Dollars (US$ 2,000,000) to guarantee the fulfillment of the Minimum Exploration Work Program set out in Article 4.2.1(a).  The amount of the Bank Guarantee will be reduced to one million US Dollars (US$ 1,000,000) at the remittance by the Operator of the field tapes and support data.  Another five hundred thousand US Dollars (US$ 500,000) will be released at the remittance of the processed data.  The outstanding amount of five hundred thousand US Dollars (US$ 500,000) will be released at the remittance by Operator of all the reports and documents deriving from the Minimum Exploration Work Program of the Initial Period.

(b)                                 Each time Contractor Group decides to enter into an Extension Period pursuant to Articles 4.2.2 and 4.2.3, at the time of such application Operator shall provide a Bank Guarantee in the amount of five million

US Dollars (US$ 5,000,000) in addition to the drilling contract of the committed exploration well. In the event Operator does not provide the drilling contract, the amount of the Bank Guarantee will be twelve million US Dollars (US$ 12,000,000).  The Bank Guarantee, as stated in this paragraph, will be put in place in order to guarantee the fulfillment of the Minimum Exploration Work Programs set out in Articles 4.2.2(a) and 4.2.3(a) respectively.

4.2.5.                  Operator shall notify ONHYM when Contractor Group has completed the Exploration Work in a Minimum Exploration Work Program for any Exploration Period, and ONHYM shall, if the Bank Guarantee is due to be released pursuant to Article 4.2.4, within fifteen (15) days of such notice from Operator, give a notification to the Bank to release the Bank Guarantee or notify Contractor Group that it disagrees that such Minimum Exploration Work Program has been completed. The Bank Guarantee shall be released at the relevant expiry date specified in Article 4.2.4, unless a payment is due under Article 4.2.6, in which case the Bank Guarantee will be released when such payment is made.

4.2.6.                  It is the intention of the Parties that the Exploration Work set out in the Minimum Exploration Work Programs shall be carried out by Contractor Group as a minimum commitment. However, if for any reason other than Force Majeure, or technical difficulties, as described below, Contractor Group has not completed the Minimum Exploration Work Program for a particular Exploration Period to which it is committed under Articles 4.2.1, 4.2.2 or 4.2.3, Contractor Group will pay an amount equal to the estimated costs provided in Articles 4.2.1, 4.2.2, and 4.2.3 for the applicable period.  In the event of technical difficulties, including but not limited to encountering impenetrable substances, high pressures, wellbore instability, mechanical failures, unsafe conditions or other conditions, which Contractor Group is not able to overcome using good and prudent oil field practices, and such technical difficulties prevent Operator from fulfilling the Minimum Exploration Work Program, Operator may cease operations and will be deemed to have fulfilled the Minimum Exploration Work Program.

4.2.7.                  Subject  to Article 4.2.6, it is understood and expressly agreed that it is the performance of the Minimum Exploration Work Program and not the expenditures associated with the estimated cost thereof which shall determine Contractor Group’s compliance with this Agreement.  Performance of the Minimum Exploration Work Program shall be deemed to constitute the fulfillment of all obligations related to payment of the estimated costs provided in Articles 4.2.1, 4.2.2, and 4.2.3 for the applicable period. Notwithstanding the provisions of Article 3.1, all costs incurred in carrying out Exploration Work shall be borne entirely by Contractor Group, without any obligation for ONHYM to provide any reimbursement.

4.2.8.                 Furthermore, ONHYM has the right to control and audit expenditures relating to Exploration Works incurred by Contractor Group during the Initial Validity Period and any Extension Period in order to control the fulfillment of the Minimum Exploration Work Program.

PART III

EXPLOITATION CONCESSION(S)

ARTICLE 5

HYDROCARBON EXPLOITATION

5.1                               In accordance with the provisions of Section 27 of the Law, the discovery of a commercially exploitable Hydrocarbon deposit shall give the Parties the right to obtain, at their request, an Exploitation Concession covering all of the area of said deposit. The maximum duration of the Exploitation Concession shall be twenty-five (25) years. However, one single exceptional extension, not to exceed ten (10) years, may be granted, upon joint application by the Parties if the rational and economic exploitation of the deposit so justifies; ONHYM and Contractor Group shall jointly apply the procedure to obtain the aforementioned exceptional extension.

5.2                               Subject to any assignment in accordance with Article 17, the indivisible Percentage Interest of the Parties in each of the Exploitation Concession(s) shall be:

KOSMOS	37.5%

PHVL	37.5%

ONHYM	25%

5.3                               Expenses for Development and Exploitation Work in respect of a Hydrocarbons deposit, incurred after the declaration made in accordance with the provisions of the Hydrocarbon Code and the Association Contract that such deposit contains commercially exploitable quantities, shall be funded by the Parties in proportion to their respective Percentage Interests. However ONHYM shall not be required to commence the payment of its share of such expenses until the effective date of the relevant Exploitation Concession.

5.4                               The Parties, each being the sole owner at the point of production of their respective Percentage Interest shares in the Hydrocarbons produced from the Exploitation Concession(s), shall each have the right to take, dispose of and separately sell their share of Available Crude Oil and Available Natural Gas.

In accordance with Section 41 of the Law, Contractor Group must, before contemplating export of its share of production of Available Crude Oil, contribute to the needs of the local market of Morocco. The price of the sold Available Crude Oil in the domestic market shall be the Market Price as determined pursuant to Article 6. The portion so required to be sold by

Contractor Group in any calendar year shall not (unless otherwise agreed between the Parties) exceed the lesser of the quantities determined according to the following ratios: either twenty percent (20%) of Contractor Group’s share of Available Crude Oil or Contractor Group’s share of the domestic market deficit as measured by the ratio of Contractor Group’s share of Available Crude Oil to the total production of Crude Oil under all petroleum agreements concluded in Morocco.

5.5                              In the case of Natural Gas, the Parties will use their best endeavors to find domestic and foreign markets for such Natural Gas.

If the Parties agree that the quantity of Natural Gas discovered requires the construction of export facilities, in addition to domestic market facilities, the Parties shall determine, after having informed the STATE, respective quantities to be reserved for the domestic market and for export customers having entered into long-term contracts. ONHYM shall use its best endeavors to assist Contractor Group to obtain all necessary licenses and authorisations for the construction of such facilities.

ARTICLE 6

MARKET PRICE

6.1                               The Market Price in Dollars as determined in accordance with this Article 6 shall be used for the calculation of the royalty in cash and of the corporate tax pursuant to Section 46 of the Law.

6.2                               The Market Price for Crude Oil shall be determined each Quarter for each of the Parties, as follows:

(a)                                 Except in the case of sales of Crude Oil which do not meet the conditions set out below in Article 6.2 (b) or which are excluded by Article 6.5, the Market Price shall be the actual price received by the Party in question for sales of Crude Oil in the relevant period. Market Price shall be determined separately for each type of Crude Oil or Crude Oil blend and for each place of loading.

Such actual prices shall be adjusted to the price per Barrel, F.O.B. place of loading in Morocco.

(b)                                 Actual prices shall only be used if they are obtained from customers who generally purchase on a regular basis pursuant to purchase contracts contemplating liftings over a period of at least ninety (90) days or from spot sales under arms length transactions, including contracts notified under Article 6.2 (c).

(c)                                  If Crude Oil is to be sold by a Party under a long term contract with its Affiliate at a price based on the published prices of Crude Oil on the international market, adjusted in particular to account for differences in quality and transport, then such Party shall submit a copy of the contract to the appropriate department of the STATE.

6.3                               If, during a given Quarter, a Party has made Crude Oil sales that do not fall under Article 6.2, the price to be applied to such sales shall be the Market Price per barrel determined in accordance with Article 6.2 for the sales of said Party.

6.4                               If there are no sales of Crude Oil within a Quarter by a Party which fall within Article 6.2, then the Market Price for the Party concerned will be determined by agreement between the appropriate departments of the STATE and such Party.

Such Market Price shall be based upon weighted average sales prices in Dollars in the past preceding Quarter of a basket of leading types of Crude

Oils produced in major Crude Oil producing countries in the Arabian-Persian Gulf, Mediterranean, or in Africa, which are quoted and regularly sold on the open market. The composition and weighting of the said basket shall be agreed between the STATE and the Party(ies) concerned, and may be adjusted to reflect the individual characteristics of the particular Crude Oil or Crude Oil blend produced, taking into consideration positive or negative adjustments generally applied in the international petroleum industry (corrections for quality, transportation, etc.). The intent of this provision is to determine the Market Price in foreign currency that is obtainable generally in arms-length transactions, on the open market from customers regularly purchasing on competitive commercial terms.

In determining the Market Price pursuant to this Article 6.4, the STATE and the Party(ies) shall consider all available relevant data, including the weighted average actual prices, F.O.B. (INCOTERMS 2000 by the International Chamber of Commerce — I.C.C. and its future updates), exclusive of any marketing fee, of Crude Oil produced under this Agreement, of any export sales by the Parties or by their Affiliates to third parties that are non-Affiliates.

6.5                               Prices of the following types of sales shall not be considered in fixing Market Price:

(i)                                     Sales, whether direct or indirect, through brokers or otherwise, by any Party to any Affiliate of such Party, unless such sales are under a contract submitted to the STATE under Article 6.2(c) (except where the STATE has notified the Party, giving its reasons, within sixty (60) days of submission, that it is not satisfied with the terms of such contract submitted under Article 6.2(c), because it does not agree on the Fair Value of the price  for such contract).

(ii)                                  Sales involving a quid pro quo other than payment in a foreign currency or motivated in whole or in part by considerations other than the usual economic incentives for arms-length Crude Oil sales, for example, sales influenced by or involving special dealings, relations between governments or barter transactions.

6.6                               If the STATE and the relevant Party fail to agree under Article 6.4 on Market Price for any Crude Oil for any Quarter by at least fifteen (15) days after the end of that Quarter, either of them, with notice to the other, may submit, for determination by a single arbitrator designated by the International Center of Technical Expertise of the International Chamber of Commerce (I.C.C.), the question, what single price per Barrel, in the arbitrator’s judgment, performed under I.C.C. rules and procedures, best represents the Market Price of that Crude Oil for the pertinent Quarter.

If the STATE does notify a Party that it is not satisfied that the price under a contract submitted under Article 6.2(c) is Fair Value, the question of whether the price under the contract is Fair Value may be submitted for arbitration on the same basis as set out in the above paragraph.

The arbitrator’s decision shall be final and binding on the STATE and the Parties. For the purpose of arbitration under this Article 6.6, the provisions of Articles 22.4 to 22.7 inclusive shall apply.

6.7                              Market Price for Natural Gas shall be determined by applying, when applicable, the same general principles as those enumerated above for the determination of the Market Price of Crude Oil, in respect of export sales of Natural Gas. In the case of domestic sales, the Market Price shall be the price received.

6.8                               The Parties agree that for the determination of royalties payable pursuant to Article 11, the Market Price fixed according to the above provisions shall be adjusted by the deduction of all processing and transportation costs as well as sales costs incurred to deliver such Hydrocarbons to the purchaser.

PART IV

THE PARTIES’ OBLIGATIONS

ARTICLE 7

APPLICABLE LAW

7.1                               Exploration Work and Development and Exploitation Work in the Area of Interest shall be performed in conformity with the provisions of this Agreement, executed according to the Hydrocarbon Code, and with the laws and regulations of Morocco in force on the date of signature.

7.2                               This Agreement shall be governed and interpreted in conformity with Moroccan Law in accordance with Section 33 of the Law.

ARTICLE 8

ADMINISTRATION CONTROL

The Parties shall be bound by the control procedures set out by the Hydrocarbon Code for all their activities relating to Exploration Works and to Development and Exploitation Works.

ARTICLE 9

PROFESSIONAL TRAINING

9.1                               Contractor Group shall contribute to the training of ONHYM’s staff and technicians up to fifty thousand US Dollars (US $ 50,000) for each twelve (12) Month period during the entire duration of this Agreement.  The annual contribution to training shall be increased by twenty -five thousand US Dollars (US $ 25,000) each time an Exploitation Concession is granted.

9.2                               Pursuant to Article 47 of the Law, all training expenses incurred by Contractor Group in accordance with Article 9.1 of this Agreement shall be considered as costs of exploration or exploitation in relation to the Exploration Permits or Exploitation Concession(s), as the case may be.

ARTICLE 10

SAFETY AND ENVIRONMENT

The Parties shall conduct all Exploration Works and the Development and Exploitation Works according to the rules relating to safety and the protection of the environment in conformity with Section 38 of the Law as well as Sections 32 and 33 of the Decree.

PART V

FISCAL PROVISIONS

ARTICLE 11

ANNUAL ROYALTY

11.1                        Each of the Parties shall pay the STATE an annual royalty on the value of its Percentage Interest of the Available Crude Oil and Available Natural Gas produced from each Exploitation Concession at the following rates:

(a)                                 Exploitation Concession located onshore or offshore at a water depth less than or equal to 200 meters

Crude Oil

The production of the first 300,000 tons from an Exploitation Concession is exempt from the payment of royalty. Any production in excess of 300,000 tons from an Exploitation Concession shall be subject to royalty at the rate of ten percent (10%).

Natural Gas

The production of the first 300 million cubic meters from an Exploitation Concession is exempt from the payment of royalty. Any production in excess of 300 million cubic meters from an Exploitation Concession shall be subject to royalty at the rate of five percent (5%).

(b)                                 Exploitation Concession located offshore at a water depth of more than 200 meters

Crude Oil

The production of the first 500,000 tons from an Exploitation Concession is exempt from the payment of royalty. Any production in excess of 500,000 tons from an Exploitation Concession shall be subject to royalty at the rate of seven percent (7%).

Natural Gas

The production of the first 500 million cubic meters from an Exploitation Concession is exempt from the payment of royalty. Any production in excess of 500 million cubic meters from an Exploitation Concession shall be subject to royalty at the rate of three-and-a-half percent (3.5%).

11.2        Payment of the annual royalty shall be made by the Parties as follows:

11.2.1              In respect of Natural Gas produced from any Exploitation Concession, royalty shall be paid to the STATE in cash, unless the STATE decides one year in advance, by so notifying each of the Parties, to be paid in kind, in the point of production, for such Exploitation Concession.

In the case of Crude Oil, the STATE reserves the right to be paid royalties in cash or in kind in the point of production. Any decision by the STATE to modify its choice of payment in respect of Crude Oil must be communicated to each of the Parties in writing at least six (6) Months prior to the effective date of such a change.

11.2.2              In respect of any royalties to be paid to the STATE in cash, on or before 31st of July and 31st of January of each calendar year, each of the Parties shall pay the STATE on account of the annual royalty for the six Month periods ending 30th June and 31st December of the calendar year in question, in respect of the sales of Available Crude Oil or Available Natural Gas produced from each of the Exploitation Concession(s) during such six Month period.

The amount of such payments shall be estimated by each of the Parties by utilizing the appropriate Market Prices for royalty calculations for Crude Oil and/or Natural Gas in effect during the Quarters to which such payment relates as determined pursuant to Article 6.

11.2.3              Within ninety (90) days following the end of each calendar year, each of the Parties shall submit to the STATE the final annual royalty declaration. In the case of payment of royalty in cash, the Parties shall then settle the difference between the actual amounts due and the sum of the estimated payments made for the calendar year in question.

If the sum of the estimated payments made is greater than the final amount due, the difference shall be carried forward as a credit to the annual royalty for the next calendar year, and shall be deducted from the next payment(s) to be made.

ARTICLE 12

CORPORATE INCOME TAX

12.1.                     In accordance with article 5 of the “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year,  and in accordance with Sections 46, 47, 48 and 49 of the Law, each of the Parties shall calculate and pay the STATE the corporate income tax according to the law n°24-86 establishing the corporate income tax as amended and completed, utilizing the Market Prices determined pursuant to Article 6.

12.2.                     In accordance with article 6-II-B-2° of “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year, each of the Parties shall benefit of a total exemption from corporate income tax for a ten consecutive year-period for each Exploitation Concession starting from the date of commencement of regular production from such Exploitation Concession.

ARTICLE 13

CUSTOMS

Each of the Parties, their contractors and sub-contractors shall benefit from the customs regime specified in Sections 50, 51 and 52 of the Law.

ARTICLE 14

FOREIGN EXCHANGE AND OTHER FISCAL PROVISIONS

14.1                        In accordance with article 6-I-C-1 of “Code Général des Impôts” instituted by by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year,  and with provisions of Sections 53 to 58, 60 and 62 of the Law, each of the Parties, when applicable, shall benefit, from measures relating to the duty on actual capital contributions, the foreign exchange regime, the business activity tax (Impôt des patentes), the urban tax, un-built urban areas tax and  the tax on proceeds from shares, capital rights and similar revenues.

14.2                        In accordance with the provisions of articles 92-I-40° and 123-41° of “Code Général des Impôts” instituted by by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year, and Section 61 of the Law, each of the Parties, their contractors and sub-contractors shall benefit from exemption from value-added tax on goods and services acquired in the domestic market or imported from abroad.

14.3                       Withholding tax will apply to payments for services provided by all foreign companies in accordance with law n° 24-86, as amended and completed, and in accordance with any double taxation treaties applicable to such foreign company.

14.4                       Contractor Group shall pay the application fees for the grant and extensions of the Exploration Permits.

14.5                       Each of the Parties shall pay its proportional share of the annual surface rental of one thousand Dirham (1,000 DH) per square kilometer on all Exploitation Concession(s).

ARTICLE 15

BONUSES

15.1                        Contractor Group agrees to pay the STATE, when a deposit of Hydrocarbons in the Area of Interest in which it has a Percentage Interest is declared pursuant to the Association Contract to contain commercially exploitable quantities, a discovery Bonus of an amount of one million US Dollars (US $ 1,000,000).  This payment has to be made within thirty (30) days of the official granting of the Exploitation Concession.

15.2                        In addition, starting from the date the total production of Crude Oil or Barrels equivalent Crude Oil, from all Exploitation Concessions in the Area of Interest in which Contractor Group has a Percentage Interest has reached and been maintained during a period of thirty (30) consecutive days at the daily production levels listed below, Contractor Group shall pay the STATE the corresponding bonuses payable within thirty (30) days of the end of the Month in which the aggregate levels of production have first been so maintained:

50,000 BOPD/BOE per day	one million US Dollars (US$1,000,000)

75,000 BOPD/BOE per day	two million US Dollars (US$2,000,000)

100,000 BOPD/BOE per day	three million US Dollars (US$3,000,000)

More than 100,000 BOPD/BOE per day	four million US Dollars (US$ 4,000,000)

It is understood that the Bonuses specified in Article 15.2 will be a one time, lump sum payment for each level of production when such level of production is reached and maintained for a period of 30 consecutive days.

The Bonus payments established in Articles 15.1 and 15.2 above shall be deemed development costs and shall be deductible for the calculation of Contractor Group’s taxable profits.

ARTICLE 16

STABILITY

16.1                        The economic terms and conditions which will apply to Contractor Group for the activities to be conducted by Contractor Group under this Petroleum Agreement and throughout its period of validity, have been agreed after negotiations in good faith on the basis of the legislation in force in Morocco on the date of signature.

16.2                        In the event that a change in Regulations has a significant adverse effect on the economic benefits that Contractor Group would have received if such change had not been made, the terms of this Agreement will be as soon as possible adjusted in order to compensate Contractor Group for such adverse effect.

ONHYM shall use every effort with the STATE to preserve or re-establish in favor of Contractor Group the economic terms and conditions prevailing at the time of signature. If despite the efforts of ONHYM, this should not prove to be possible Contractor Group shall notify in writing to ONHYM a proposal for the necessary changes to be made to the terms of this Agreement in order to compensate for such adverse effect, and the Parties shall endeavor to agree on such changes to the terms hereof.

If the Parties fail to agree on such changes within a term of sixty (60) days from the date on which Contractor Group delivers a notice on this regard to ONHYM, the matter may be referred to Arbitration under Article 22.

PART VI

MISCELLANEOUS PROVISIONS

ARTICLE 17

TRANSFER OF PERCENTAGE INTERESTS

17.1                        Any member of Contractor Group shall be entitled to transfer all or part of its Percentage Interest in the Exploration Permits, in accordance with the provisions of the Hydrocarbon Code, and subject to the provisions of the Association Contract.  Any transfer of such Contractor Group member’s Percentage Interest in the Exploration Permits during the validity of an Exploration Period, may not be made without the prior written authorization of the Minister in charge of Energy.  Notwithstanding the foregoing and for the avoidance of doubt, the Parties agree and acknowledge that any pledge, mortgage charge, lien, hypothecation, encumbrance,  by way of security of its interest under the Exploration Permits will require only notification to the Minister in charge of Energy.

If such a transfer takes place, the Parties shall enter into an amendment to this Agreement to define the new Percentage Interests and the corresponding commitments.

17.2                        Any Party shall be entitled at any time to transfer all or part of its Percentage Interest in any Exploitation Concession, independently from the other Exploitation Concession(s) in accordance with the provisions of the Hydrocarbon Code and subject to the provisions of the Association Contract.  If such a transfer takes place, the Parties shall enter into an amendment to this Agreement to recognize the new Percentage Interests and the corresponding commitments.

17.3                        The transferee of any such Percentage Interest shall become a Private Party to this Agreement upon the completion of the transfer of the Percentage Interest to it in accordance with the provisions of the Hydrocarbon Code and the provisions of the Association Contract.  The Private Party(ies) shall be jointly and severally responsible for the obligations of Contractor Group set out in this Agreement.

ARTICLE 18

ASSOCIATION CONTRACT

18.1                        Simultaneously with the signing of this Petroleum Agreement, ONHYM and Contractor Group shall sign an Association Contract in order to:

18.1.1              Establish the appropriate procedures to enable the Parties to perform jointly successful Exploration Works and Development and Exploitation Works as specified in this Agreement relating to the Area of Interest;

18.1.2              Establish the necessary procedures to secure an orderly conduct of joint operations and to govern relations between the Parties; and,

18.1.3              Define and set forth the rights and obligations of each of the Parties.

ARTICLE 19

THE OPERATOR

19.1                        KOSMOS is hereby designated as Operator for the conduct of all the operations and activities in respect of the Exploration Permits and the Exploitation Concession(s) which will derive from the said Exploration Permits, until the creation of a Joint Operating Company or until such time as it ceases to be Operator in accordance with the provisions of the Association Contract.

19.2                        The rights and duties of the Operator are detailed in the Association Contract. The Operator shall unless otherwise agreed by the Parties or provided herein, give notice on behalf of the Parties to the STATE under this Agreement and represent the Parties in discussions with the STATE or any other Moroccan authorities, in accordance with the provisions of the Association Contract.

ARTICLE 20

CONFIDENTIALITY

20.1                        Each of the Parties undertakes to treat as confidential the terms of this Agreement, and information gathered by it as a result of the operations under this Agreement (“Confidential Information”), and shall not divulge Confidential Information to a person who is not a Party.  Provided that a Party may divulge Confidential Information in the following cases:

a)                                     to the extent such Confidential Information is required to be furnished  pursuant to any arbitration or legal proceedings, or by virtue of any law applicable to such Party;

b)                                     to any of its Affiliates, provided any such Affiliate maintains confidentiality as provided in this Article;

c)                                      to its or its Affiliates’ employees for the purposes of conducting operations hereunder, subject to each Party taking customary precautions to ensure Confidential Information is kept confidential;

d)                                     subject to Article 20.2, to a contractor, subcontractor, professional adviser or auditor employed or potentially to be employed by a Party in relation to the operations described in this Agreement, where such disclosure is required for the effective performance of the recipient’s duties;

e)                                      subject to Article 20.2, to a credit establishment or any other financial institution or insurance institution in connection with the prospective funding of a loan or other financial agreement or insurance agreement to be entered into for financing operations described in this Agreement or insuring a Party’s interests in this Agreement;

f)                                       subject to Article 20.2, to a bona fide prospective transferee of the whole or part of a Percentage Interest in this Agreement, including an entity with which such Party is conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of the shares in such Party or any of its Affiliates which control such Party directly or indirectly;

g)                                      to the extent Confidential Information must be disclosed by the Party as a public communication for the purpose of complying with laws, regulations and requirements of the Moroccan Government or pursuant to any rules or requirements of any other government or stock exchange having jurisdiction over such Party, or its Affiliates;

h)                                     if, before such disclosure, the Confidential Information had become public knowledge or had been legally obtained by the Party or any Affiliate from a source other than under this Agreement; or

i)                                         if such disclosure is approved in writing by all of the Parties.

20.2                        Disclosure pursuant to Articles 20.1 (d), (e) and (f) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the data and information strictly confidential and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

20.3                        The Parties agree under all circumstances to honor the provisions of this Article 20 throughout the entire term of this Agreement. In addition, Contractor Group undertakes under all circumstances to comply with the provisions of this Article 20 for a duration of three (3) years after the expiry of the Exploration Permits in respect of which the Confidential Information was obtained.

20.4                        Any member of Contractor Group shall notify and seek the approval of ONHYM before sending any press release or providing any information demanded or requested by any public media relating to this Agreement.  ONHYM shall respond within seventy-two (72) hours of receipt of such notice and request for approval.  If ONHYM does not provide a response within said seventy-two (72) hours, approval by ONHYM shall be deemed to have been given.

Any member of Contractor Group shall provide ONHYM with information that such member of Contractor Group has provided to any government agency or regulatory authority in compliance with statutory or regulatory requirements

ARTICLE 21

FORCE MAJEURE

21.1                        Any failure or delay by one of the Parties in the performance of any of its obligations under this Agreement, with the exception of obligations in respect of the payment of any amount due hereunder, shall be excused to the extent that it is attributable to an event of Force Majeure.  For the purposes of this Agreement, an event of Force Majeure shall mean any event which is unforeseen, insurmountable or beyond the reasonable control of the Party affected, and which the Party affected can not prevent or overcome by exercising due diligence in accordance with oil industry standards.

21.2                        The Party whose ability to perform its obligations is affected by an event of Force Majeure, shall advise the other Parties thereof in writing as soon as possible. Each of the Parties shall take all steps that are reasonably within their power to ensure that an event of Force Majeure is overcome as soon as possible.

21.3                        As soon as practicable, once the period of an event of Force Majeure ceases, operations affected by an event of Force Majeure shall recommence.

21.4                        If as a result of an event of Force Majeure, the operations are delayed, curtailed or prevented for a period of time then the time for carrying out the affected operations will be extended by a period equal to the period of an event of Force Majeure. In addition the period of validity of the Exploration Permits and/or Exploitation Concession(s) shall be extended by a period equal to the period of an event of Force Majeure.

ARTICLE 22

ARBITRATION

22.1                        The Parties shall use all reasonable endeavors to amicably reach an equitable settlement of any dispute arising out of or in connection with this Agreement.  If an amicable settlement cannot be reached within sixty (60) days from the time one Party delivers a notice to the other Party, such dispute shall be settled by arbitration as provided below.

22.2                        With the exception of any disputes with regard to the determination of Market Price, which shall be settled in conformity with Article 6, all disputes arising out of or in connection with this Agreement, which have not been amicably resolved as proved in Article 22.1, shall be definitively settled by arbitration before the International Centre for the Settlement of Investment Disputes (ICSID).  If, for whatever reason, the dispute does not fall within the jurisdiction of ICSID, it shall then be submitted to arbitration under the rules for conciliation and arbitration of the International Chamber of Commerce (ICC).

22.3                        The arbitration tribunal shall be composed of three (3) arbitrators, one appointed by ONHYM and the other by Contractor Group and the third arbitrator, who shall be president of the arbitral tribunal, appointed by agreement between the first two arbitrators. If there shall be any default in appointing an arbitrator, such arbitrator shall be appointed on the application of any Party by the President of the Administrative Council of ICSID (or, if the arbitration is being conducted under the ICC rules, by the President of the ICC Arbitration Court). The arbitration tribunal shall apply Moroccan Law.

22.4                        Any arbitration proceeding shall take place in Paris (France) and shall be conducted in the French language.

22.5                        It is agreed that recourse to arbitration shall be made directly by one Party by notice to ICSID (or ICC) with a copy to the other Party(ies). The Parties expressly agree that the arbitration award shall be final and binding and that it may be recognised or enforced by any court of competent jurisdiction, in accordance with Article 54 of the ICSID Convention or the ICC Rules as the case may be.

The Parties waive any right of immunity as to it or its property in respect of the enforcement of and execution upon any award rendered under this Article 22.

22.6                       The Parties commit irrevocably to apply any decision given by an arbitral tribunal constituted according to the provisions of this Agreement.

22.7                       Each Party shall bear its own costs and expenses, including its attorneys’ fees, incurred relating to the arbitration, but the costs of the arbitrators and the arbitration tribunal shall be borne by the Party against whom the ruling is made.

ARTICLE 23

NOTIFICATION

All notices which must or may be given in accordance with the Hydrocarbon Code and with this Agreement, shall be in writing and may be delivered by hand or notified by electronic mail, or fax, at sender’s option and expense, and (unless delivered by hand or acknowledged or otherwise agreed by the receiving Party) shall be confirmed by registered letter with acknowledgement of receipt and shall become effective once received by the first of these means of transmission:

These notices shall be addressed as follows:

To: Address: Attention: E-mail: FAX:	The STATE Ministry in charge of Energy, B.P. 6208 - Rabat Instituts Haut Agdal, Rabat — MAROC Le Secrétaire Général (212) 05 37 77 47 32

To: Address: Attention: E-mail: Fax:	ONHYM The Office National des Hydrocarbures et des Mines 5 Avenue Moulay Hassan B.P. 99 - RABAT - MAROC Le Directeur Général benkhadra@onhym.com (212) 05 37 28 16 26 / 05 37 79 44 75

To: Address: Attention: E-mail: Fax:

KOSMOS ENERGY DEEPWATER MOROCCO
4th Floor, Century Yard
Cricket Square, Hutchins Drive
Elgin Avenue, George Town
Gran Cayman KY1-1209
Cayman Islands
Andrew Johnson
whayes@kosmosenergy.com
+ 1 345 527 2105

with copy to:

Address: E-mail: Fax:	KOSMOS ENERGY DEEPWATER MOROCCO c/o KOSMOS ENERGY, LLC 8176 Park Lane Suite 500 Dallas, Texas 75231 General Counsel whayes@kosmosenergy.com + 1 214 363 9024

To: Address: Attention: E-mail: Fax:

PATHFINDER HYDROCARBON VENTURES LIMITED
Pathfinder Hydrocarbon Ventures Limited, Channel
House, Green Street, St. Helier, Jersey JE2 4UH, British
Channel Islands
Mr Paul Griffiths
paulgriffiths@eircom.net
00 44 1534 834601

For the purposes of this Agreement, any Party may change its notification address by notice in writing to the other Party(ies), provided that notices to the old address shall continue to be validly served for a period of ten (10) days following notification of such change.

ARTICLE 24

OTHER PROVISIONS

24.1                        All notices and any applications to and correspondence with the STATE which may have to be given in accordance with the Hydrocarbon Code and this Agreement will be in the French language, while technical data and documents may be established in the French language or the English language.

24.2                        If any Party does not require performance of any of the provisions of this Agreement or exercise its rights and privileges arising out of the Hydrocarbon Code and/or of this Agreement, this shall not be deemed a waiver of any such provisions, rights and privileges. Any express waiver shall not be deemed to be a waiver in respect of any future exercise of such provisions, rights and privileges.

24.3                        The Parties’ respective successors and all their assignees shall be bound by and benefit from this Agreement.

24.4                        This Agreement is signed in French and English versions. In case of any difference of interpretation, the French version shall prevail.

24.5                        No provision of this Agreement may be amended or modified except by mutual agreement in writing and signed by the Parties. Such amendments or modifications shall not become effective until they have been approved by a joint order issued in accordance with the Hydrocarbon Code.

24.6                        Where this Agreement is silent in respect of any given situation, the provisions of the Hydrocarbon Code shall apply.

ARTICLE 25

EFFECTIVE DATE

25.1                        As stipulated in Section 34 of the Law and Section 60 of the Decree, this Petroleum Agreement shall be approved by a joint order issued by the Minister in charge of Energy and the Minister in charge of Finance.

25.2                        This Agreement will become effective on the date of the signature of the aforesaid joint order “Effective Date” and will remain in force until its termination in accordance with the provisions of Article 2.

IN WITNESS WHEREOF, THIS AGREEMENT IS EXECUTED IN SIX (6) ORIGINAL COPIES IN THE FRENCH LANGUAGE AND THREE (3) ORIGINAL COPIES IN THE ENGLISH LANGUAGE.

IN RABAT ON THIS DAY OF May 4, 2011

OFFICE NATIONAL DES HYDROCARBURES ET DES MINES,
ACTING ON BEHALF OF THE KINGDOM OF MOROCCO,

/s/ MME. AMINA BENKHADRA
BY:	MME. AMINA BENKHADRA
TITLE::	GENERAL DIRECTOR

KOSMOS ENERGY DEEPWATER MOROCCO

/s/ MR. JOSEPH MATTHEWS
BY:	MR. JOSEPH MATTHEWS
TITLE:	VICE PRESIDENT

PATHFINDER HYDROCARBON VENTURES LIMITED

/s/ MR. PAUL GRIFFITHS
BY:	MR. PAUL GRIFFITHS
TITLE:	CHIEF EXECUTIVE OFFICER

APPENDIX I

DEFINITIONS

The corresponding definitions set forth in the Law are hereby adopted and incorporated by reference herein, and accordingly shall apply for all purposes hereof.

The following words, terms and phrases shall have the meaning ascribed thereto below and accordingly shall apply for all purposes hereof, whenever any of the following words and expressions (words importing gender include all genders) are used in this Petroleum Agreement with an initial capital letter:

1)                                    “Affiliate” means: -

(i)                                     in relation to KOSMOS and PHVL;

(a)                                 any company (other than KOSMOS or PHVL) which is for the time being directly or indirectly controlled by KOSMOS or PHVL.

(ii)                                  in relation to any Party other than KOSMOS or PHVL;

(a)                                 any company or entity controlled by such Party;

(b)                                 any company or entity which controls such Party;

(c)                                  any company or entity which is controlled by another company or entity which controls such Party.

“Control” shall mean the ownership, (whether such ownership is direct or indirect through a series of companies or entities) by one or more companies or entities of at least fifty percent (50%):

(a)                                 of the voting stock of another company or entity which is issuing voting stock ; or

(b)                                 of the rights to decide the appointment of managers of another entity which is not issuing voting stock.

In the case of ONHYM, this definition shall include the STATE and any entity controlled by the STATE.

2)                                     “Appraisal Well” means any well whose purpose at the time of commencement of drilling such well is the determination of the extent, volume or producibility of a discovery of Hydrocarbons.

3)                                     “Area of Interest” means the Area of Interest more particularly described in Appendix II of the Petroleum Agreement or the portion of such Area that remains subject to this Agreement.

4)                                     “Article” means an article of this Agreement unless otherwise indicated.

5)                                     “Association Contract” means the document referred to in Article 18.1.

6)                                     “Available Crude Oil” means, for each Exploitation Concession, the Crude Oil produced after deduction of the Crude Oil used in carrying out Development and Exploitation Work and Exploration Work.

7)                                     “Available Natural Gas” means, for each Exploitation Concession, Natural Gas produced, whether or not produced in association with Crude Oil, after deduction of the Natural Gas used as fuel, or for secondary recovery, re-injected or flared in carrying out Development and Exploitation Work and Exploration Work.

8)                                     “Bank” means any financial institution that issues a guarantee pursuant to Article 4.2.4.

9)                                     “Bank Guarantee” means an irrevocable bank guarantee, acceptable to ONHYM, provided by Operator in order to secure the completion of the Minimum Exploration Work Programmes set out in Articles 4.2.1, 4.2.2 and 4.2.3.

10)                              “Commercial Discovery” means a discovery of Hydrocarbons which, after completion of an adequate program of appraisal drilling, the Parties prove reveals potentially recoverable Hydrocarbon reserves which could give rise to an economically profitable exploitation, and which the Parties undertake to develop.

11)                              “Contractor Group” means Kosmos and Pathfinder and any of their successors or assigns.

12)                              “Crude Oil” means all Hydrocarbons that are liquid in their natural state, or obtained by the condensation or separation of Natural Gas and asphalt.

13)                              “Decree” has the meaning ascribed thereto in the Preamble.

14)                              Development and Exploitation Work” means any operation relating to the development or production of a Hydrocarbon deposit within the area covered by an Exploitation Concession, whether carried out within or outside Morocco and, in particular, geological and geophysical work, the drilling of development wells, the production of Hydrocarbons, the installation of collection pipes and the operations necessary to the maintenance of pressure and to primary or secondary recovery.

15)                              “Dollar or US$” means Dollar of United States of America.

16)                              “Effective Date” means the date on which the joint order has been signed pursuant to Article 25.

17)                              “Exploitation Concession” means any Exploitation Concession granted to the Parties pursuant to the Hydrocarbon Code and this Agreement, which derives from the Exploration Permits.

18)                              “Exploration Period” means the Initial Period, or any of the Extension Periods   referenced in Article 4.2.

19)                              “Exploration Permits” means the Exploration Permits referred to in Article 3 granted to the Parties pursuant to the Hydrocarbon Code and this Agreement in the Area of Interest.

20)                              “Exploration Work” has the meaning set out in Article 4.1.

21)                              “Exploration Well” means any well whose purpose at the time of commencement of drilling such well is to explore for any accumulation of Hydrocarbons whose existence at that time was not confirmed by drilling.

22)                              “Extension Period” means the First and/or the Second Extension Period.

23)                              “Fair Value” means the Market Price  based upon weighted average sales prices in Dollars in the past Quarter of a basket of leading Crude Oils produced in major Crude Oil producing countries in the Arabian-Persian Gulf, Mediterranean, or in Africa which are quoted and regularly sold on the open market. The composition and weighting of the said basket shall be agreed between the STATE and the Party(ies) concerned, and may be adjusted from time to time, to reflect the individual characteristics of the particular Crude Oil or Crude Oil blend produced, taking into consideration positive or negative adjustments generally applied in the international petroleum industry (corrections for quality, transportation, etc.).

24)                              “First Extension Period” shall mean the period of two and half (2.5) years duration as stipulated in Article 3.3(b).

25)                              “Force Majeure” has the meaning set out in Article 21.

26)                              “Hydrocarbon Code” has the meaning ascribed thereto in the Preamble.

27)                              “Hydrocarbons” means naturally occurring Hydrocarbons whether liquid, gaseous or solid other than bituminous shale, and shall include Crude Oil and Natural Gas

28)                              “Initial Period” means the period of two and one half (2.5) years duration as stipulated in Article 3.3(a).

29)                              “Kosmos” means Kosmos Energy Deepwater Morocco and any of its successors and assigns.

30)                              “Law” has the meaning ascribed thereto in the Preamble.

31)                              “Market Price” means the prices for Hydrocarbons, determined as provided in Article 6 which shall be used for calculation of annual royalty in cash and of corporate income tax.

32)                              “Minimum Exploration Work Program” means the Exploration Work to be completed before the end of the Initial Period or any of the Extension Periods referred to in Articles 4.2.1, 4.2.2 and 4.2.3.

33)                              “Month” means a calendar month according to the Gregorian calendar.

34)                              “Natural Gas” means all gaseous Hydrocarbons obtained from oil or gas wells together with gas that is the residue of the process of separation of liquid Hydrocarbons.

35)                              “ONHYM” means the Office National des Hydrocarbures et des Mines and any of its successors and assigns.

36)                              “Operator” means KOSMOS, appointed in accordance with Article 19.

37)                              “Party” means ONHYM or PHVL or KOSMOS or a transferee Party individually, and “Parties” shall refer to them collectively.

38)                              “Percentage Interest” means in respect of the Exploration Permits, the percentage interests of the Parties as set forth in Article 3.1(b) and, in respect of any Exploitation Concession, the percentage interests of the Parties as set forth in Article 5.2.

39)                              “Petroleum Agreement” or “this Agreement” means the agreement of which this Appendix I forms part.

40)                              “PHVL” means Pathfinder Hydrocarbon Ventures Limited and any of its successors and assigns.

41)                             “Private Party” means Contractor Group  in its capacity as a Party and / or any transferee of PHVL or KOSMOS or of another Private Party in accordance with Article 17.

42)                              “Quarter” means a period of three Months commencing on the first day of January, April, July or October in any calendar year.

43)                              “Regulations” means all applicable laws, decrees, rules and regulations, including all administrative practices relating thereto.

44)                              “ Second Extension Period” shall mean the period of three (3) years duration as stipulated in Article 3.3(c).

APPENDIX II

MAP AND DESCRIPTION OF THE AREA OF INTEREST

APPENDIX III

LIST OF DELIVERABLES

The Deliverables shall be remitted to ONHYM in the following formats:

I.                    Seismic : Acquisition and processing

I.1. 2D and 3D Seismic :

•       Field data on cartridges, 3592 or LTO-04 in an international standard format (SEG-D format)

•        Intermediate data such as miror CDP

•        Data processed on cartridge, 3592 or LTO-04 (stack and migration) SEG-Y with header information about the processed seismic data (processing sequence, navigation data or coordinates)

•        Special processing (PSDM, AVO) on cartridge 3592 or LTO-04 in SEG-Y format with header information about the processed seismic data (processing sequence, navigation data or coordinates)

•        Complete sequence of processing in hard copy or electronic format

•        Velocities  analysis data

•        Field documents (operating report of the seismic acquisition, field note-book, coordinates of the shooting points and of the receivers, data of the alteration zone (WZ), and seismic data test ) in hard copy and electronic formats

•        Navigation data on CD (for the offshore data)

For onshore data acquisition, the Projection System is : UTM

Options for the projection: Ellipsoid: WGS84

Format: UKOOA in ASCII or EXCEL

I.2.                        Seismic: Reprocessing:

•       Data processed on cartridge, 3592 or LTO-04 (Stack and migration) SEG-Y with header information about the processed seismic data (processing sequence, navigation data or coordinates)

•        Special processing (PSDM, AVO) on cartridge 3592 or LTO-04 in SEG-Y format with header information about the processed seismic data (processing sequence, navigation data or coordinates)

•        Complete sequence of processing in hard copy or electronic format

•        Velocities analysis data in ASCCI format

II.               Magnetic, gravimetric, Electromagnetic, Magneto —telluric and electrical data:

•       Raw data in an international standard format together with all the supporting documents

•        Processed data in an international standard format

•        Interpretation of these data

III.          Drilling :

•       Cuttings: an average of 500 grams of washed cuttings and 500 grams of non-washed cuttings from each 5 m for the interval of the reservoir ; and from each 10-20 m for the remaining of the well

•        Cores : half of the cores cut in length

•        Electrical logs: data of all drilling operations in an international standard format

•        Check  shot Survey ,VSP

•        Seismic coring

•        data of well test (pressure, samples of received fluide, PVT analysis and water analysis)

•        Final well report that includes drilling evaluation report and logs interpretation (paper and electronic format)

•        Copy of composite log

IV.           Studies :

•       Preliminary Reports (work progress reports at the end of each year)

•        Final Report for each phase (paper and electronic format): this report will include in particular :

•        Text and plates

•        Report on the field geological work

•        Conventional and special analysis of the cores

•        Copy of electrical logs of drilling in standard electronic format (Las, picture)

•        Copies of different laboratory studies and analyses

•         Geochemistry,

•         Stratigraphy

•         Petrophysics

•         Sedimentology

Any other studies, operational reports and/or operational data resulting from any works executed by third parties on behalf of Contractor Group directly relating to the Exploration Work or Development and Exploitation Work in the area of the Permits.  For the avoidance of doubt, this obligation does not apply to such information as any proprietary or confidential information or reports, parent company financial information, reserve information or confidential information or reports provided to governmental authorities.

Copy of any tender and contract with a value in excess of one million US Dollars (US$ 1 000 000 US $ ) with service companies in paper and electronic format.